EXHIBIT 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2007
COCONUT GROVE, FLORIDA, March 12, 2008 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the quarter and fiscal year ended December 31, 2007.
Results and Discussions
For the quarter ended December 31, 2007, consolidated net revenue totaled $46.2 million compared to $44.4 million for the same prior year period, resulting in an increase of $1.8 million or 4%. This increase was mainly attributable to our television segment, which had a net revenue increase of $1.3 million or 80%. Our television segment net revenue growth was primarily due to MegaTV establishing itself within the South Florida advertising community during the past 22 months, which resulted in an ability to increase advertising rates and sell more inventory. The television segment net revenue increase was also due to its new national distribution agreement with DIRECTV. Our radio segment had an increase in net revenue of $0.4 million or 1% primarily due to national and barter sales, offset by a decrease in local sales. The increase in national sales occurred primarily in our New York, Miami, and Puerto Rico markets, offset by a decrease in our Chicago market. The increase in barter sales occurred in our Puerto Rico and New York markets. The decrease in local sales occurred primarily in our Los Angeles, New York, Chicago and San Francisco markets, offset by our Miami market.
Operating income before loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $5.8 million compared to $5.9 million for the same prior year period, resulting in a decrease of $0.1 million or 2%. Operating income before depreciation and amortization and loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $7.1 million for the current period and prior year period, respectively. The minimal increase was primarily attributed to the decrease in our television operating loss before depreciation and amortization and loss (gain) on the sale of assets, net, of $1.6 million, offset by a decrease in our radio segment’s operating income before depreciation and amortization and loss (gain) on the sale of assets, net, of $1.3 million and an increase in corporate expenses of $0.3 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $0.9 million for the current period and prior year period, respectively.
For the year ended December 31, 2007, our consolidated net revenue totaled $179.7 million compared to $176.9 million for the prior year, resulting in an increase of $2.8 million or 2%. This increase was attributable to our television segment, which had a net revenue increase of $5.3 million or 110%, offset by our radio segment net revenue decrease of $2.5 million or 1%. Our television segment growth was primarily due to (a) MegaTV establishing itself within the South Florida advertising community during the past 22 months, which resulted in an ability to increase advertising rates and sell more inventory, and (b) our television results reflecting a full year of revenue compared to the prior period’s results reflecting only ten-months of revenue. Our radio segment had a decrease in net revenue due to lower local sales. The decrease in local sales occurred primarily in our Los Angeles, Miami, Chicago and Puerto Rico markets, offset by an increase in our New York and San Francisco markets.
Operating income before loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $34.7 million compared to $33.4 million for the prior year, resulting in growth of 4%. Operating income before depreciation and amortization and loss (gain) on the sale of assets, net, a non-GAAP measure, totaled $39.5 million compared to $37.4 million for the

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prior year, resulting in an increase of $2.1 million or 6%. The increase was primarily attributed to the decrease in our television operating loss before depreciation and amortization and loss (gain) on the sale of assets, net, of $7.9 million, offset by a decrease in our radio segment’s operating income before depreciation and amortization and (gain) loss on the sale of assets, net, of $5.3 million and an increase in corporate expenses of $0.5 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $17.6 million compared to $61.0 million for the same prior year period. The decrease resulted mainly from the prior year gain on the sale of assets, net, of $50.8 million related to the sale of our radio stations KZAB-FM and KZBA-FM.
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our overall fourth quarter results were driven by an 80% revenue increase at MegaTV, as well as top-line growth at our radio operations. We performed within our guidance and well ahead of the majority of our peers despite facing a continued challenging advertising environment. Capitalizing on its strong audience growth and national expansion, MegaTV has continued to generate robust revenue growth, while gradually reducing its operating loss. We expect this trend to continue for the year 2008, as we build upon MegaTV’s success and leverage our partnership with DIRECTV. Our radio portfolio continues to generate substantial audience shares. In the year ahead we remain focused on maximizing our platform and improving our ability to convert our audience shares into financial gains. Given our premium asset base in the nation’s top-ten markets, we remain well positioned to capitalize on the rapid growth of the nation’s Hispanic population.
First Quarter 2008 Outlook
Taking into consideration the challenging advertising environment, we expect our first quarter 2008 consolidated net revenue to decrease in the mid single digit range over the comparable prior year period.
Fourth Quarter 2007 Conference Call
We will host a conference call to discuss our fourth quarter and year-end 2007 financial results on March 12th at 2:00 p.m. ET. To access the teleconference, please dial (973) 935-2407 ten minutes prior to the start of the call and reference passcode 30939861.
A live webcast of the teleconference will be available on the investor section of our corporate Web site at www.spanishbroadcasting.com/webcasts.shtml.
A replay of the teleconference will be available via telephone through March 19, 2008. U.S. participants can access the replay by dialing (800) 642-1687 and international participants can dial (706) 645-9291. The passcode for the replay is 30939861. A webcast of the teleconference will be archived on our Web site for seven days.

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About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation serving the South Florida market with national distribution through DirecTV. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Executive Vice President	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter and fiscal year ended December 31, 2007 and 2006.

	Quarter Ended December 31,		Fiscal Year Ended December 31,
Amounts in thousands (except per share data)	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$46,172	44,424	$179,752	176,931
Station operating expenses	34,734	33,255	125,281	125,104
Corporate expenses	4,371	4,126	14,967	14,440
Depreciation and amortization	1,306	1,191	4,742	3,991
(Gain) loss on the sale of assets, net of disposal costs	(1)	(8)	49	(50,795)

Operating income	5,762	5,860	34,713	84,191
Interest expense, net	(4,844)	(4,981)	(19,057)	(20,176)
Loss on early extinguishment of debt	—	—	—	(2,997)
Other income (expense), net	1	4	1,986	(3)

Income before income taxes	$919	883	$17,642	61,015
Income tax expense	5,883	7,828	16,661	11,145

Net (loss) income	$(4,964)	(6,945)	$981	49,870
Dividends on Series B preferred stock	(2,417)	(2,417)	(9,668)	(9,668)

Net (loss) income applicable to common stockholders	$(7,381)	(9,362)	$(8,687)	40,202

Net (loss) income per common share:
Basic and Diluted	$(0.10)	(0.13)	$(0.12)	0.56

Weighted average common shares outstanding:
Basic	72,381	72,381	72,381	72,381

Diluted	72,381	72,381	72,381	72,383

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Non-GAAP Financial Measures
Included below are tables that reconcile the quarter- and year-ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before Loss (Gain) on the Sale of Assets, net and Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)	Quarter Ended December 31,		%
	2007	2006	Change
Operating Income	$5.8	5.9	(2%)
add back: Loss (gain) on the sale of assets, net	—	—
Operating Income before Loss (Gain) on the Sale of Assets, net	$5.8	5.9	(2%)

add back: depreciation & amortization	1.3	1.2

Operating Income before Depreciation & Amortization and
Loss (Gain) on the Sale of Assets, net (1)	$7.1	7.0	0%

	Year-Ended December 31,		%
	2007	2006	Change
Operating Income	$34.7	84.2	(59%)
add back: Loss (gain) on the sale of assets, net	—	(50.8)

Operating Income before Loss (Gain) on the Sale of Assets, net	$34.7	33.4	4%

add back: depreciation & amortization	4.8	4.0

Operating Income before Depreciation & Amortization and
Loss (Gain) on the Sale of Assets, net (1)	$39.5	37.4	6%

(1)	Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations, segments and the Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net” provides a more accurate description of the performance measure.
Operating Income before Loss (Gain) on the Sale of Assets, net and Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Loss (Gain) on the Sale of Assets, net, and Operating Income before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

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Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended				Year Ended
	December 31,		Change		December 31,		Change
	2007	2006	$	%	2007	2006	$	%
Net revenue:
Radio	$43,152	42,742	410	1%	$169,573	172,081	(2,508)	(1%)
Television	3,020	1,682	1,338	80%	10,179	4,850	5,329	110%

Consolidated	$46,172	44,424	1,748	4%	$179,752	176,931	2,821	2%

Operating income (loss) before depreciation and amortization and loss (gain) on sale of assets, net:
Radio	$15,094	16,410	(1,316)	(8%)	$66,580	71,900	(5,320)	(7%)
Television	(3,656)	(5,241)	1,585	(30%)	(12,109)	(20,073)	7,964	(40%)
Corporate	(4,371)	(4,126)	(245)	6%	(14,967)	(14,440)	(527)	4%

Consolidated	$7,067	7,043	24	0%	$39,504	37,387	2,117	6%

Depreciation and amortization:
Radio	$744	771	(27)	(4%)	$2,897	2,637	260	10%
Television	168	149	19	13%	608	355	253	71%
Corporate	394	271	123	45%	1,237	999	238	24%

Consolidated	$1,306	1,191	115	10%	$4,742	3,991	751	19%

Loss (gain) on sale of assets, net:
Radio	$(1)	(8)	7	(88%)	$49	(50,795)	50,844	(100%)
Television	—	—	—	0%	—	—	—	0%
Corporate	—	—	—	0%	—	—	—	0%

Consolidated	$(1)	(8)	7	(88%)	$49	(50,795)	50,844	(100%)

Operating income (loss):
Radio	$14,351	15,647	(1,296)	(8%)	$63,634	120,058	(56,424)	(47%)
Television	(3,824)	(5,390)	1,566	(29%)	(12,717)	(20,428)	7,711	(38%)
Corporate	(4,765)	(4,397)	(368)	8%	(16,204)	(15,439)	(765)	5%

Consolidated	$5,762	5,860	(98)	(2%)	$34,713	84,191	(49,478)	(59%)

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Selected Unaudited Balance Sheet Information and Other Data:

	As of Dec. 31,
(Amounts in thousands)	2007

Cash and cash equivalents	$61,122

Total assets	$936,129

Senior credit facilities term loan due 2012	$316,063
Non-interest bearing note due 2009	17,090
Miami Broadcast Center mortgage	7,369
Other debt	551

Total debt	$341,073

Series B preferred stock	$89,932

Total stockholders’ equity	$304,603

Total capitalization	$735,608

	Year Ended Dec. 31,
Amounts in thousands	2007	2006
Capital expenditures	$10,514	9,616

Cash paid for income taxes, net	$—	15